OPHTHALMIC IMAGING
SYSTEMS

April 12, 2006

To: Gil Allon
OIS

Dear Gil,

The following are your targets and bonus plan for year 2006.
For year 2006 we have offered a bonus and commissions based on achieving targets, as outlined in the next section.
Bonus scheme and commissions will change every year. Parameters will be approved every year by OIS Compensation Committee.

Annual Salary
Your current annual salary is $146,000, and the company is paying additional annual payment of $34,000 as annual relocation allowance.
Effective April first 2006 the salary and the annual relocation allowance is merged into a salary amount of $180,000 and the relocation allowance will cease. In addition your salary will be increased to $185,000.

Bonus plan for FY2006:

1. $20,000 will be paid as a bonus if the actual net profit of OIS will reach the approved budget net profit. No Bonus will be paid if the actual net Profit was less than 60% of the budgeted net profit. The payment for actual net profits above the minimum eligible level will be calculated based on the "slope" between the minimum and nominal points.

2. $10,000 will be paid as a bonus if the actual revenues of Winstation products will reach the approved budget. No bonus will be rewarded if WS revenues are less than 95% of budget. The payment for actual revenues above the minimum eligible level will be calculated based on the "slope" between the minimum and nominal points.

3. $15,000 will be paid as a bonus if the actual revenues of OO products will reach the approved budget. No bonus will be rewarded if OO revenues are less than 70% of budget. The payment for actual revenues above the minimum eligible level will be calculated based on the "slope" between the minimum and nominal points.
If the company will change the OO product during FY2006, the bonus amount and the target will be prorated relatively to the part of the year in which the company offered the existing OO product. A new target will be defined with the remainder of the prorated bonus as the potential bonus.

4. $5,000 will be paid as a bonus if the actual revenues of Service will reach the approved budget. No bonus will be rewarded if Service revenues are less than 95% of budget. The payment for actual revenues above the minimum eligible level will be calculated based on the "slope" between the minimum and nominal points.

5. $15,000 will be paid as a bonus if during FY2006 an agreement or term sheet will be signed with EMR/EPM company for purchase of or merge with the company or licensing of EPM/EMR product for ophthalmology or similar arrangement.
If term-sheet or agreement will be signed by the end of January 2007 – 2/3 of the bonus will be paid.
If term-sheet or agreement will be signed by the end of February 2007 – 1/3 of the bonus will be paid.

General:

1. The calculation of the Bonus will be done based on the audited financial results of OIS.

2. Each bonus component outlined in clauses (1), (2), (3) and (4) above has a ceiling of 40% above the target. For example, a target of $10,000 will not exceed $14,000 even if the calculation of over-achieving the target will exceed $14,000.

3. The total bonuses outlined in this letter will not exceed $65,000, even if the sum of all payable bonus or commissions items will exceed that amount.

4. In case that any of the targets mentioned above will be cancelled by OIS board decision during the year, such target will be voided and the bonus amount of the target will be prorated over the other remaining targets.

Sincerely,

Yigal Berman

Chairman

Date:

agreed and approved:

Gil Allon

4/28/05

This plan was approved by OIS Compensation Committee (excluding yourself) dated April 12, 2005.